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                                                                  EXHIBIT 5
                      [Letterhead of Faegre & Benson LLP]

                               September 13, 1999



FSI International, Inc.
322 Lake Hazeltine Drive
Chaska, MN 55318

      Re:  Registration on Form S-4 of 1,299,105 Shares of
           Common Stock

Ladies and Gentlemen:

     We have acted as counsel to FSI International, Inc., a Minnesota corporation, in connection with the registration by FSI under the Securities Act of 1933, as amended, of 1,299,105 shares of its common stock, no par value (the "Shares"). The Shares are being registered pursuant to a Registration Statement on Form S-4 (as amended or supplemented, the "Registration Statement") to be filed with the Securities and Exchange Commission. The Shares are being issued pursuant to the Agreement and Plan of Reorganization, dated January 21, 1999 (the "Reorganization Agreement"), among FSI, BMI International, Inc., a Minnesota corporation and wholly owned subsidiary of FSI ("Sub"), and YieldUP International Corporation, a Delaware corporation.

     We have examined such documents, records, and matters of law as we have deemed necessary for the purposes of this opinion, and based thereupon, we are of the opinion that the Shares to be issued upon the merger of YieldUP with and into Sub are duly authorized and, upon the filings intended to effect the merger of YieldUP with and into Sub in accordance with the Reorganization Agreement and the laws of the States of Minnesota and Delaware, will be validly issued, fully paid, and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.

                                        Very truly yours,

                                        /s/ Faegre & Benson LLP

                                        Faegre & Benson LLP